Exhibit 99.1

PRESS RELEASE Spring Lake, Michigan, January 6, 2014

VICTORY ELECTRONIC CIGARETTES CORPORATION SIGNS PARTNERSHIP AGREEMENT WITH FIELDS TEXAS LIMITED LLC

●	Accelerates global distribution and strategic retailer partnership expansion

●	Bill Fields, former CEO & President Wal-Mart Retail Stores Division to join Victory’s Board of Directors

SPRING LAKE, MICHIGAN, January 6, 2014 – Victory Electronic Cigarettes Corporation (OTC:ECIG), the emerging leader in the electronic cigarette industry, today announced it has signed a partnership agreement with Fields Texas Limited LLC (“Fields Texas”).

In addition, the Company announced that Bill Fields, Founder of Fields Texas and a former CEO and President of Wal-Mart Retail Stores Division, has joined Victory’s board of directors, effective immediately.

Fields Texas Limited LLC partners with industry-leading brands and management teams to accelerate growth, expand distribution and gain retail penetration, and has consistently delivered transformative results for a range of leading brands and companies.  Victory’s existing sales and leadership team will be working closely with the Fields Texas team to expand into major strategic retailers, partner with major US and international distributors, and further consolidate the industry.  Victory’s strength in supply chain and branding coupled with the retail industry reach and distribution expertise of the Field’s Texas Limited team brings together a highly complementary suite of capabilities.

Brent Willis, Chairman and CEO of Victory Electronic Cigarettes and former CCO at InBev and Division President at The Coca-Cola Company commented, “We are extremely fortunate to have aligned with the Fields Texas team. This agreement represents a significant step forward in our global expansion strategy. We believe a key to quickly becoming the leader in the fast-growing e-cigarette industry is global distribution.   The Fields Texas team will be an excellent partner to help achieve this.  In addition, Bill Field’s deep knowledge of the retail industry and leadership on our Board of Directors will be invaluable as we work towards our goal of building the leading electronic cigarette company in the world.”

During his 25-year career with Wal-Mart, Mr. Fields was responsible for over 2,000 stores and 600,000 employees, and was responsible for strategic planning in operations, merchandising, marketing, and logistics.  In addition to serving as President and Chief Executive Officer of the Wal-Mart Stores Division, Mr. Fields held various senior executive positions within the organization, including Assistant to Wal-Mart Founder, Sam Walton; Senior Vice President of Distribution and Transportation; and Executive Vice President of Wal-Mart, Inc.  After leaving Wal-Mart, Mr. Fields served as Chairman and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, Inc.; and President and Chief Executive Officer of Hudson’s Bay Company.

Bill Fields noted, “Early on, our team identified the e-cigarette industry as one of the most disruptive consumer package good technologies within the past 50 years and understood that retail distribution would be the key to success. Over the past 18 months, our team has spent a considerable amount of time assessing possible partnerships to leverage our retail and distribution expertise, however, we were unable to find an e-cigarette company who met our standards…until we were introduced to Victory. Our decision to partner with Victory was driven by a shared philosophy on how to win, Victory’s established and efficient infrastructure and the Company’s experienced and proven management team. Brent’s track record at InBev in architecting and executing the strategy that built the world’s largest beer company is impressive and his dedication to making a difference in this industry is contagious.  Ninety percent of the growth of e-cigarettes is in front of us as the segment continues to take share from the nearly $800 billion dollar tobacco category.  I am confident our team will accelerate Victory’s efforts and that we will quickly become a leader within this industry.”

Building on a well developed direct to consumer business, Victory began retail expansion in March of 2013 after significant investment to become the low-cost producer with one of the most efficient supply chains in the industry.  Victory’s platform and systems now enable rapid scaling of the business to national and regional retail accounts and distributors in the United States, and major distributors, markets, and global retailers internationally. This new partnership fully leverages Victory’s platform and recent expansion to offer new retailer and distribution partners enhanced service, support, customized brand solutions, and superior value and return versus other competitors in the electronic cigarette category.

About Victory

Victory Electronic Cigarettes is dedicated to providing a cleaner and healthier alternative to smoking for all, and intends to empower smokers to regain their freedom. Victory is one of the leading companies in this rapidly emerging and fast-growing market.  Victory offers consumers a full product portfolio that incorporates the highest quality and latest technology, and has been rated as superior in real tobacco taste amongst major brands. Recently public, Victory's experienced management team is positioned to leverage its differentiated portfolio, distinct go-to-market approach, and low-cost infrastructure to accelerate growth and drive significant value for its shareholders.  The Company owns a range of brands for different markets and customers, has applied for patents on breakthrough technology, and operates the website www.victoryecigs.com.

About Fields Texas Limited LLC

Fields Texas Limited LLC is a private holding company owned and operated by William Fields (former CEO of Wal-Mart Retail Stores Division, Chairman/CEO Blockbuster Entertainment Group and CEO/President of Hudson's Bay Company). Fields Texas Limited LLC, through its management consultancy and private equity group, seeks to partner with companies within the consumer product, retail and retail service sectors to accelerate growth through implementation of organic and non-organic revenue growth initiatives. The group has a proven and experienced team of executives with over 100 years of operating experience within the retail and consumer product industries.

For investor inquiries please contact:
James Palczynski
Partner, ICR, Inc.
Tel: 203.682.8229
Email: jp@icrinc.com
www.victoryecigs.com

Safe Harbor Disclosure
This press release contains forward-looking statements reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of Victory, including statements regarding Victory’s expectation to see continued growth.  The forward-looking statements are based on the assumption that operating performance and results will continue to materialize consistent with recent trends.  Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include: Victory’s reliance on additional financing, as Victory has not achieve profitability; risks associated with Victory’s products, including that they may pose a health risk; governmental regulations may impact Victory’s business; the market or consumers may not accept Victory’s products; Victory relies on a single class of products; existing or pending patents may affect Victory’s business; and other factors disclosed in the Company's filings with the Securities and Exchange Commission. Unless required by applicable law, Victory undertakes no obligation to update or revise any forward-looking statements.

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